Exhibit 99.1

April 15, 2009

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

MARCH 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of March 31, 2009 served by J:COM’s 24 consolidated franchises reached 3.18 million, up 466,500, or 17.2% since March 31, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.67 million, up 851,100 or 17.6% since March 31, 2008. The bundle ratio (average number of services received per subscribing household) was unchanged at 1.78 as of March 31, 2009 from March 31, 2008, due to the inclusion of Jyohoku New Media Co., Ltd. (Taito Cable Television) and former Mediatti group companies (Mediatti). The ratio excluding Taito Cable Television and Mediatti increased to 1.81 as of March 31, 2009 from 1.78 as of March 31, 2008. The cable television digital migration rate as of March 31, 2009 increased to 82% from 70% as of March 31, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 24 franchises; 48 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of March 31, 2009	2,554,700	1,503,800	1,615,100	5,673,600	3,181,200
	Digital: 2,085,300

As of March 31, 2008	2,224,300	1,242,200	1,356,000	4,822,500	2,714,700

Net year-over-year increase	330,400	261,600	259,100	851,100	466,500

Net increase as percentage	14.9%	21.1%	19.1%	17.6%	17.2%

About Jupiter Telecommunications Co., Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator . In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 consolidated subsidiaries at the local level serving 3.18 million subscribing households (as of March 31, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is 12.38 million. In channel operation, J:COM invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html